UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 13, 2013

Axesstel, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-32160	91-1982205
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6815 Flanders Drive, Suite 210, San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 625-2100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs associated with Exit of Disposal Activities.

On October 13, 2013 our board of directors approved a reduction in force and related actions intended to reduce our operating expenses and “break even” point. The reduction in force impacts approximately 50% of the Company’s employees and consultants, including H. Clark Hickock, our Chief Executive Officer, as discussed below.

We anticipate that we will complete the reduction in force and reduce other operating expenses during the fourth quarter of 2013. We expect to incur total expenses relating to termination benefits associated with the reduction in force of approximately $600,000, which primarily represents cash expenditures the Company expects to pay out over the next twelve months. We will record these charges in the fourth quarter ending December 31, 2013. In the aggregate, we expect to realize annual cost savings of over $5.0 million. These savings will appear in our operating expenses including sales and general administrative expenses as well as research and development expenses.

The reduction in costs is intended to allow us to achieve profitable operations on annual revenues of approximately $20 million, assuming gross margins in the upper twenty percent range. In connection with these actions, we intend to continue our core gateway business, while we continue to roll out our new Home Alert product lines.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 13, 2013, our Board of Directors appointed Patrick Gray, our current Chief Financial Officer, to the additional role of Chief Executive Officer, effectively immediately. Mr. Gray has been our Chief Financial Officer since 2007. Additional information concerning Mr. Gray’s background and experience can be found in our definitive proxy statement on Schedule 14A filed with the SEC on April 30, 2013.

Mr. Gray succeeds Mr. Clark Hickock. On October 14, 2013, our Board of Directors provided Mr. Hickock with notice of its election to terminate his employment agreement with the company, dated June 7, 2012, without cause, in accordance with its terms. Under that employment agreement, Mr. Hickock is entitled to 30 days notice of termination and to payment of certain severance compensation.

On October 17, 2013, Mr. Hickock gave notice of his resignation as a member of our Board of Directors effective immediately.

Item 8.01.	Other Events.

In connection with our quarterly report on form 10-Q for the period ended June 30, 2013, we stated “We expect that our third quarter operations will improve as compared to the second quarter, but not to historic levels. Customer interest suggests that, if we can convert identified opportunities to firm orders, we could have a strong fourth quarter.”

Our revenues for the third quarter of 2013 were approximately $300,000, well short of our initial expectations. We expected sales of our gateway products in Europe to pick up during the third quarter. We did receive an order from one of our two major European customers, but that order is for delivery in the fourth quarter of 2013 and first quarter of 2014. The second major customer is not expected to place additional orders until 2014. We also expected to generate revenue from sales of our Home Alert product line. We have been working with carriers and retailers in North America and other regions, but we did not complete any material sales during the quarter. We have a some backlog of orders entering the fourth quarter. However, we do not expect our fourth quarter revenues to reach the levels we experienced in 2011 and 2012.

We used cash collected from accounts receivable to fund operations during the third quarter. We began the quarter with $15.1 million of accounts receivable, and collected $4.0 million of those accounts during the quarter. The remaining $11.1 million of accounts receivable includes approximately $9.0 million of sales to customers in Africa. Those accounts are aging and we are evaluating various alternatives for collection, including reserves against the accounts or in some cases retaking possession of the product as inventory, and attempting to resell the product to third parties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 17, 2013	Axesstel, Inc.

	By:	/s/ Patrick Gray
Name: Patrick Gray Title: Chief Executive Officer